EXHIBIT 5.1

                    [LETTERHEAD OF MCDERMOTT, WILL & EMERY]

                                  June 28, 2000

SafeScience, Inc.
31 St. James Avenue, 8th Floor
Boston, MA  02116

         Re:      Registration Statement on Form S-3
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Dear Ladies & Gentlemen:

                  At your request, we have examined the form of Registration Statement on Form S-3 (the "Registration Statement"), to be filed by SafeScience, Inc., a Nevada corporation (the "Company"), with the Securities and Exchange Commission pursuant to Rule 462(b) in connection with the registration under the Securities Act of 1933 for resale of an aggregate of up to 401,962 shares (the "Shares") of Common Stock, par value $.01 per share, of the Company (the "Common Stock") issuable upon exercise of outstanding warrants (the "Warrants"). The Shares may be sold from time to time for the account of certain stockholders of the Company.

                  We have also examined the Registration Statement on Form S-3, File No. 333-35876 (the "Original Registration Statement"), relating to the resale of up to 1,023,802 shares of Common Stock.

                  We have examined the proceedings heretofore taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

                  Based on the foregoing, and assuming that the full consideration for each Share issuable upon exercise of the Warrants is received by the Company in accordance with the terms of the Warrants, it is our opinion that the Shares covered by the Registration Statement will, when issued, be validly issued and outstanding, fully paid and nonassessable.

                  We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus which is part of the Original Registration Statement.

                                            Very truly yours,

                                            /s/ McDermott, Will & Emery
                                            McDermott, Will & emery